Exhibit 99.1

As previously disclosed by Cumulus Media Inc. (the “Company”), on May 10, 2018 the United States Bankruptcy Court for the Southern District of New York entered an order confirming the joint plan of reorganization, as amended and as modified by such order (the “Plan”), of the Company and certain of its subsidiaries under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).  The Company emerged from protection under the Bankruptcy Code on June 4, 2018 (the “Effective Date”).  The Company is applying Accounting Standards Codification (“ASC”) 852 – Reorganizations (“ASC 852”) in preparing its financial statements from the Effective Date.  In accordance with the provisions of ASC 852, the Company is allocating the enterprise value of the Company to its individual assets based upon their estimated fair values in conformity with ASC 805, Business Combinations.  As provided for therein, enterprise value represents the fair value of the Company’s assets before considering liabilities. Liabilities existing as of the Effective Date, other than deferred taxes, are recorded at the present value of amounts expected to be paid using appropriate risk-adjusted interest rates.

As a result of the application of fresh-start accounting under ASC 852, a new entity (the “Successor Company”) has been created for financial accounting purposes.  The Company is in the process of finalizing its Successor Company condensed consolidated balance sheet as of the Effective Date. The estimated balance sheet amounts set forth below are the responsibility of the Company’s management, and have not been reviewed, audited or compiled by the Company’s independent registered public accounting firm, nor has such firm performed any procedures or expresses an opinion or any other form of assurance with respect thereto.  Investors should exercise caution in relying on such amounts, as actual amounts could be different, and those differences could be material.

Preliminary Unaudited Condensed Consolidated Balance Sheet Data as of June 4, 2018
After Impact of Fresh Start Accounting
(dollars in thousands)
Assets:
Current	$368,657
Non-current	1,740,439
Total assets	$2,109,096

Liabilities and stockholders’ equity:
Current	$138,967
Non-current	1,518,302
Total Liabilities	1,657,269
Stockholders’ equity	451,827
Total liabilities and stockholders’ equity	$2,109,096